Exhibit 99.1

Appalachian Bancshares, Inc. To Hold Annual Meeting of Shareholders

ELLIJAY, GA, May 16, 2007 – Appalachian Bancshares, Inc. (NASDAQ:APAB), as previously announced, in the Company’s Notice of Annual Meeting, will hold its 2007 Annual Meeting of Shareholders at 10:00 a.m. ET on Tuesday, May 22, 2007, at the Gilmer County Bank Conference Center, 824 Industrial Boulevard, Ellijay, Georgia.

The Company will conduct a formal business meeting, which will include a discussion of its strategic initiatives and the recent opening of Appalachian Community Bank, F.S.B., the Company’s new thrift subsidiary. Notice of the annual meeting and proxy materials were mailed on or about April 20, 2007, to the Company’s shareholders of record as of the close of business on April 9, 2007.

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, and Appalachian Community Bank, F.S.B., a federally-chartered thrift. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank) and Appalachian Community Bank, F.S.B., provides a full range of community banking services, to individuals and to small and medium-sized businesses, through its ten banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville and McCaysville, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, Chief Executive Officer, or Joe Moss, President and Chief Operating Officer, at (706) 276-8160, with any questions or requests for additional information.